UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended February 28, 2018

RED FISH PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00113

Delaware	82-3101685

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10685 Hazelhurst Drive, #185411 Houston, TX	77043

(Address of principal executive offices)	(Zip Code)

877-382-7662

Registrant’s telephone number, including area code

Common Stock, par value $0.0001

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “Red Fish Properties, Inc.”, “Red Fish”, “we,” “us,” “our,” or the “company” mean Red Fish Properties, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Corporate History

Red Fish Properties, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on February 28, 2017. We neither rent or own any properties. Our mailing address for our principal executive office is 10685 B Hazelhurst Drive, #18541, Houston, TX 77043. Our telephone number is 877-382-7662. We do not have an internet address.

On February 28, 2017, Thomas N. Mahoney was appointed as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

On February 28, 2017, Thomas N. Mahoney was issued 25,000,000 shares of restricted common stock.

On May 20, 2017, Red Fish Properties, Inc. acquired intellectual property, a sole mobile application known as Dessert Crush Saga including software code from Red Fish Holdings and Thomas N. Mahoney for consideration in the amount of $10.00.

On May 4, 2018, Red Fish Properties, Inc., (the “Company”) entered into a share exchange agreement, (“Agreement”) with Data Discovery, Inc., (“DataD”), a Texas corporation.

Business Information

Red Fish Properties, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on February 28, 2017. The Company plans to be primarily engaged in acquiring undervalued assets within the mobile application and mobile gaming industries as well as the small patented technologies industry and to develop and enhance their visibility through web-based and traditional marketing in an effort to generate revenue. To identify potential acquisitions, we intend to look for assets that have not been marketed to the general public yet, have the ability to generate interest from the public, and have the potential to be monetized within a short time horizon.

Since inception, the Company has been negotiating acquisitions of mobile gaming applications. On May 20, 2017, We acquired by assignment from Red Fish Holdings, Inc. and our director Thomas N. Mahoney, the entire worldwide right, title and interest in the intellectual property known as “Dessert Crush Saga”. To date, Dessert Crush Saga is the only iOS mobile gaming application that we have in our portfolio and own.

The Company is currently working on developing its iOS mobile application and mobile gaming portfolio. This includes both evaluating opportunities for acquisitions as well as developing mobile applications “In house.”  The Company is seeking outside talent to further develop the flagship asset, a free-to-play mobile interactive match-three puzzle game called Dessert Crush Saga, with the focus on obtaining a sizeable user base and establishing user-based traction.

The Company plans to continue acquiring undervalued assets within the mobile application and mobile gaming industries as well as the small patented technologies industry and to develop and enhance their visibility through web-based and traditional marketing in an effort to generate revenue. To identify potential acquisitions, we intend to look for assets that have not been marketed to the general public yet, have the ability to generate interest from the public, and have the potential to be monetized within a short time horizon.

Red Fish Properties, Inc., (the “Company”) recently entered into a share exchange agreement, (“Agreement”) with Data Discovery, Inc., (“DataD”), a Texas corporation. DataD develops and licenses technologies that are part of DataD’s intellectual property. These technologies are a part of DataD’s IP Interests. This includes the DataD “platform” for the implementation and marketing of various cryptocurrencies and crypto-tokens. The Company desires DataD to create and implement a cryptotoken to be known as “Redfish cryptotoken”. The Company desires to license from DataD certain privileges associated with DataD’s intellectutal property interests. The Company plans on raising capital and eventually investing $150,000 to fund DataD’s actions, enhancements and overhead to enforce and protect DataD’s intellectual property rights, and other similar or related protectable interests.

The Industry

The growth of the mobile entertainment market is being shaped by an intersection of trends in the wireless communications and entertainment industries since wireless carriers provide the primary marketing and distribution channel for mobile games and branded content owners provide the licensing relationships that facilitate creating a large and diverse portfolio of recognizable games

The mobile game market differs substantially from the traditional console game market. Mobile games typically have significantly lower development and distribution costs and longer life cycles than console games. Console game sales depend upon the product cycles of the consoles themselves, with large generational shifts between versions of each of the major console platforms every few years. In contrast, the mobile platform is characterized by a gradual evolution of features and capabilities in the many new handsets introduced each year by a large number of manufacturers and carriers. Consumers typically use their console games within the confines of their homes, while mobile games are available in all the settings where consumers take their mobile handsets. Furthermore, console games are usually developed for a few console platforms at most, which means that the development costs are mostly associated with the original creation and development of the game. However, once developed, mobile games may need to be ported to more than 1,000 different handset models, many with different technological requirements. Therefore, the ability to port mobile games quickly and cost effectively can be a competitive differentiator among mobile game publishers and a barrier to entry for other potential market entrants.

 The networked nature of mobile games allows publishers the opportunity to improve the profitability of a game through decisions on porting, pricing, localization and marketing. Some games, especially those tied to films, television shows or console games with specific “day-and-date” launch requirements, ideally are launched simultaneously on a global basis with a large number of carriers. Other games may be launched in stages by regions or by carriers. These games require initial launch on fewer handsets than games with global “day-and-date” launch requirements. Games released in stages offer the opportunity to improve profitability by adjusting porting and marketing support costs based upon the initial success of the game.

Market Opportunity

The 2017 Global Games Market Report by market research and predictive analytics firm Newzoo estimates the annual revenue in the global games market to be $91.5 billion. Newzoo further estimates that the worldwide games market will reach $113.3 billion by 2018. This represents a 2014 to 2017 Compound Annual Growth Rate (CAGR) of +7.9%. The market for (smart) phones and tablets will rise from $30.0 billion this year to $44.2 billion in 2018, ultimately taking 39% of the global games market. In 2015, China and the US are neck and neck for number one market, with China expected to outgrow the US by the smallest of margins: $22.2 billion versus $22.0 billion.

The Computer Screen (PC/Mac) with $41.2 billion will account for 36% of the market by 2018 and will remain the most revenue generating screen, growing at a robust CAGR of +6.9% driven primarily by PC/MMO games. The Entertainment Screen (TV/Console, VR) with $26.8 billion will have 24% of the market by 2018, down from 27% in 2015. Both the Computer Screen and the Entertainment Screen will lose a small portion of their share to the continuously growing Personal Screen (Phones, Smartwatches). In 2018, the Personal Screen with $30.2 billion will account for 27% of the pie, leaving 13% for the Floating Screen (Tablets, Handhelds). The decline of the handheld console market (CAGR of -22.5%) will be offset by the robust growth of tablet revenues (CAGR of +17.1%), resulting in the Floating Screen maintaining its market share towards 2018. It was estimated that in 2015, digital game revenues were going to account for 78% of the global market totaling $70.9 billion, up from a 74% share in 2014.

Competition

Our primary industry competitors include Digital Chocolate, Electronic Arts (EA Mobile), Gameloft, Hands-On Mobile, I-play, Namco and THQ, with Electronic Arts having the largest market share of any company in the mobile games market. In the future, likely competitors include major media companies, traditional video game publishers, content aggregators, mobile software providers and independent mobile game publishers. Wireless carriers may also decide to develop, internally or through a managed third-party developer, and distribute their own mobile games. If carriers enter the mobile game market as publishers, they might refuse to distribute some or all of our games or might deny us access to all or part of their networks.

The development, distribution and sale of mobile games is a highly competitive business. For end users, we compete primarily on the basis of brand, game quality and price. For carriers, we compete for deck placement based on these factors, as well as historical performance and perception of sales potential and relationships with licensors of brands and other intellectual property. For content and brand licensors, we compete based on royalty and other economic terms, perceptions of development quality, porting abilities, speed of execution, distribution breadth and relationships with carriers. We also compete for experienced and talented employees.

Some of our competitors’ and our potential competitors’ advantages over us, either globally or in particular geographic markets, include the following:

• significantly greater revenues and financial resources;

• stronger brand and consumer recognition regionally or worldwide;

•	the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile products;

•	more substantial intellectual property of their own from which they can develop games without having to pay royalties;

•	pre-existing relationships with brand owners or carriers that afford them access to intellectual property while blocking the access of competitors to that same intellectual property;

• greater resources to make acquisitions;

• lower labor and development costs; and

• broader global distribution and presence.

Further, our capital resources limit the number of games that we can develop and market, and any inability to predict successfully the appropriate level of marketing investment in each game could result in lower earnings than we anticipate.

Plan of Action

The Company’s growth strategy involves active review of targeted mobile applications that have high-value elements and low barriers to acquisition. For example, Red Fish Properties, Inc. first acquisition was guided by the recent uptrend in production and popularity of match-three puzzle games within the mobile gaming sector. The high-value component being the quality and style of game-play. Vigilant research into ongoing trends, both operational and product trends as well as developing trends in marketing and revenue generating strategies will guide future growth.

Once targets are acquired, the Company will attempt to market the products into less expensive markets or less saturated markets than U.S.–only markets or social-media based platforms and markets like Facebook. Additionally, the Company will seek to expand market visibility of each application by ensuring compliance with listing and hosting requirements by Android digital fronts such as Google Play.

Most mobile application offerings will follow a free-to-play model in which users may download the application and play for free with an option to upgrade to a premium version or engage in in-app purchases to extend or enhance game play. Such a strategy will seek to grow the user-base of each product offering and overall visibility of Red Fish Properties, Inc. within the mobile game markets and digital store fronts.

Marketing Plan

In order to effectively and efficiently market our portfolio of mobile applications and mobile gaming applications in an effort to acquire new users, we will utilize a multi-faceted approach as follows:

                             -       Outreach to various technology, business, and gaming blogs and online publications.

-           Pay-Per-Click (PPC) and Cross Platform Advertising.

-           Trade shows and other industry gatherings

The combination of these three marketing approaches will, in theory, provide optimal coverage for user acquisition. By utilizing three different approaches, we aim to keep our User Acquisition Cost at a lower average price than we would if we utilized only one or two strategies. In addition to keeping our User Acquisition Cost low, using multiple different approaches will allow us to better reach our target market of 14 – 38 year old persons as different segments of the target market are accessible via different technologies and advertising media. The three approaches are further outlined below:

Blog Outreach:

-	Online blogs offer immense marketing opportunities. We will be able to specifically target blogs that write about Technology, Business, and Gaming. By contacting these bloggers to write a review about our portfolio of mobile applications and mobile gaming applications, we can reach specific groups of people that might become potential customers at a lower price and at a much more effective rate than some other forms of advertising such as radio spots or newspaper advertisements.

Pay-Per-Click (PPC) and Cross Platform Advertising:

-	Pay-Per-Click (PPC) is a model of internet marketing in which advertisers pay a fee each time one of their ads is clicked. One of the most popular forms of PPC, search engine advertising, allows advertisers to bid for ad placement in a search engine’s sponsored links when someone searches on a keyword that is related to their business offering. Cross Platform advertising, in this case, is extending advertising and marketing efforts to mobile devices for inclusion in ‘in-app’ advertising. By utilizing both of these approaches, we can once again make an effort to keep customer acquisition cost lower by a) only paying for actual ‘clicks’ instead of impressions, and b) placing our advertising directly in front of people by placing advertising in apps on mobile devices.

Trade Shows and Industry Gatherings:

-	By attending industry trade shows and industry gatherings we will be able to showcase our portfolio of mobile applications and mobile gaming applications to our peers in the technology and gaming industries as well as raise awareness for future business to business (B2B) partnerships. B2B partnerships will offer opportunities for both new and existing companies in our industry to develop new products that will integrate seamlessly with our software platform. Partnerships such as these and others will offer our company even greater visibility to customers.

Research and Development

Red Fish Properties, Inc. is not currently engaged in any research. Development of the apps, beyond what is currently available in our portfolio, will commence in the coming months.

Intellectual Property

We own the rights to a mobile gaming application known as “Desert Crush Saga”.

Government Regulation

We do not believe we will require any government approval to sell our products. However, our services are subject to federal and state consumer protection laws within various jurisdictions throughout the world and regulations prohibiting unfair and deceptive trade practices. These consumer protection laws could result in substantial compliance costs and could interfere with the conduct of our business.

Employees

We have one employee, our Chief Executive Officer Tom Mahoney. Mr. Mahoney is engaged in other business activities. Mr. Mahoney currently spends 10-20 hours per week on the affairs of the company. We will hire necessary personnel based on an as-needed basis only and on a per-contract basis to be compensated directly from revenues.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

We had no revenue and our cash balance is $4,286 as of February 28, 2018 and $0 as of February 28, 2017. Our net loss for the year ended February 28, 2018 was $7,949 compared to $18,098 for the period from February 28, 2017,(date of inception) through February 28, 2017, our fiscal year end. The net loss is attributed to general and administrative expenses and the decrease is directly related to decrease in professional fees.

Plan of Operations

Execute capital raise: Months 1-3

Estimated Cost: $25,000

Acquire, develop and launch mobile applications, mobile gaming applications and website: Months 6-12

Acquire mobile applications and mobile gaming applications that are already in existence and under-value, hire contractor(s) to further develop our portfolio of mobile applications and mobile gaming applications, as well as launch new mobile applications and mobile gaming applications. Develop software and purchase appropriate hardware to maintain a network and server.

Estimated Cost: $100,000

Market mobile gaming applications: Months 9-12

Marketing the mobile applications and mobile gaming applications that we develop is the key component of our growth strategy. This will involve developing and launching a multi-faceted online campaign that will incorporate the latest trends in online marketing: web content, ad targeting, and social media engagement.

Estimated Costs: $50,000

Liquidity and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Company is considered to be in the development stage. The Company has generated no revenues from operations and our cash balance is $0 and therefore lacks meaningful capital reserves.

Our capital needs have been met by our Chief Executive Officer, Thomas N. Mahoney. We will have additional capital requirements during 2018. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future. Should our sole officer and or director be unwilling to provide us funds, we may have to seek other sources of financing, scale back operations, liquidate our assets, and or even cease operations entirely.

We are attempting to raise funds to proceed with our plan of operation. In order to sustain our operations for the next twelve-month period, we require a minimum of $50,000.

While we have no revenues as of the date of filing, no substantial revenues are anticipated until we have completed the financing from our stock offering and implemented our full plan of operations. We must raise cash to implement our strategy to grow and expand per our business plan. The minimum amount of the stock offering will likely allow us to operate for at least one year and have the capital resources required to cover the material costs with becoming a publicly reporting. The company anticipates over the next 12 months the cost of being a reporting public company will be approximately $25,000.

We are highly dependent upon the success of our stock offering. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are a development stage company with no operations to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a registered stock offering, private placement of its equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, investors would lose all of their investment.

Additionally, the Company will have to meet all the financial disclosure and limited reporting obligations imposed by Rule 257(b) of Regulation A associated with being a publicly reporting company. The Company’s management will have to spend additional time on policies and procedures to make sure it is compliant with various regulatory requirements of the Rule.

Item 3. Directors, Executive Officers, and Significant Employees

Biographical information regarding the officers and Directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

NAME	AGE	POSITION
Thomas N. Mahoney	57	Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, Director

Thomas N. Mahoney- Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, Director

Thomas N. Mahoney, 56 years old, graduated with a B.A. in economics from San Diego State University in 1984. Mr. Mahoney was Managing Member for Equitrend Advisors, LLC from 2001-2013 and a Member of Carmel Advisors, LLC from 2013-2014 providing investor relations and corporate finance to various public companies. From 2011-2013, Mr. Mahoney was Managing Member of JT Trading, LLC whereas he executed stock trades for his own account utilizing his own personal funds. Mr. Mahoney currently serves as Managing Member at Green Arrow Consulting, LLC, a business consulting firm. In this capacity, Mr. Mahoney offers business process and technology consulting to small microcap businesses. From 2009 to present, Mr. Mahoney has been a member of Falcon Associate Holdings, LLC, a holding company that he owns with his wife. Mr. Mahoney is a director of Red Fish Holdings, Inc. from August 2015 to present. Mr. Mahoney has been serving as not only the director but also the officer of Red Fish Holdings from August 2015 to present. The foregoing entities are considered affiliates of Red Fish Properties, Inc. None of the foregoing entities are a parent. Mr. Mahoney currently devotes between 10-20 hours per week to our operations.

Summary Compensation Table: As of February 28, 2017

Name and principal position (a)	As of February 28, 2017 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Thomas N. Mahoney	(1)	-	-	2,500 (2)	-	-	-	-	$2,500

1) On February 28, 2017, Thomas N. Mahoney was appointed chief executive officer and sole director of the Company.

2) On February 28, 2017, the Company issued 25,000,000 shares of restricted common stock with a par value of $.0001, to our President, sole director and CEO Thomas N. Mahoney for services rendered to the Company, in particular for developing the Company’s business plan. No monies were paid for the shares.

Compensation of Directors

The table above summarizes all compensation of our directors as of our most recent fiscal year end February 28, 2017.

Summary Compensation Table: As of February 28, 2018

Name and principal position (a)	As of February 28, 2018 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Thomas N. Mahoney	(1)	-	-	0	-	-	-	-	$0

Compensation of Directors

The table above summarizes all compensation of our directors as of our most recent fiscal year end February 28, 2017.

Item 4. Security Ownership of Management and Certain Securityholders

As of February 28, 2018, the Company had 25,000,000 shares of common stock and no shares of preferred stock issued and outstanding. The below table is as of February 28, 2018.

*Below percentages are rounded to the nearest hundredths place.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
Thomas N. Mahoney	25,000,000	100%	-	-	100%
5% Shareholders
None	-	-	-	-	-

We have no outstanding warrants or options.

Item 5. Certain Relationships and Related Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Red Fish Properties, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on February 28, 2017.

On February 28, 2017, Thomas N. Mahoney was appointed as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

On May 20, 2017, Red Fish Properties, Inc. acquired intellectual property, a sole mobile application known as Dessert Crush Saga including software code from Red Fish Holdings, Inc. and Thomas N. Mahoney for consideration in the amount of $10.00.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm	F2

Balance Sheets	F3

Statements of Operations	F4

Statements of Changes in Shareholders’ Equity (Deficit)	F5

Statements of Cash Flows	F6

Notes to Financial Statements	F7-F10

-F1-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Red Fish Properties, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Red Fish Properties, Inc. (the Company) as of February 28, 2018 and 2017, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the periods from February 28, 2017 (Inception) to February 28, 2017 and for the year ended February 28, 2018, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2018 and 2017, and the results of its operations and its cash flows for the period from the period ended February 28, 2017 and year ended February 28, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company suffered losses from operations which raise substantial doubt about its ability to continue as a going concern. Managements plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2018.

Houston, TX

June 29, 2018

-F2-

Red Fish Properties, Inc.

Balance Sheets

	February 28, 2018	February 28, 2017

ASSETS
Cash	$4,286	$-

TOTAL ASSETS	$4,286	$-

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities

Accrued expenses	$6,100	$15,500
Total Current Liabilities	6,100	15,500
TOTAL LIABILITIES	6,100	15,500

Stockholders’ Equity (Deficit)
Preferred stock ($.0001 par value, 20,000,000 shares authorized; none issued and outstanding as of February 28, 2018 and February 28, 2017)	-	-

Common stock ($.0001 par value, 100,000,000 shares authorized, 25,024,500 and 25,000,000 shares issued and outstanding as of February 28, 2018 and February 28, 2017, respectively)	7,400	2,500
Additional paid-in capital	16,833	98
Accumulated deficit	(26,047)	(18,098)
Total Stockholders’ Equity (Deficit)	(1,814)	(15,500)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$4,286	$-

The accompanying notes to the financial statements are an integral part of these financial statements.

-F3-

Red Fish Properties, Inc.

Statements of Operations

	For the Year Ended February 28, 2018	For the period from February 28, 2017 (date of inception) to February 28, 2017
Operating Expenses
General and Administrative Expenses	7,949	18,098
Total Operating Expenses	7,949	18,098
Net Loss	$(7,949)	$(18,098)
Basic and Diluted Net Loss Per Common Share	$(0.00)	$(0.00)
Weighted average number of common shares outstanding- Basic and Diluted	$25,002,215	$25,000,000

The accompanying notes to the financial statements are an integral part of these financial statements.

-F4-

Red Fish Properties, Inc.
Statements of Changes in Stockholders’ Equity (Deficit)
For the period from February 28, 2017(date of inception) to February 28, 2018

	Common Stock	Par Value Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total

Balance as of February 28, 2017 (date of inception)	-	$-	$-	$-	$-
Common share issued for services rendered	25,000,000	2,500	-	-	2,500
Contributed Capital	-	-	98	-	98
Net loss	-	-	-	(18,098)	(18,098)
Balance as of February 28, 2018	25,000,000	$2,500	$98	(18,098)	(15,500)
Common stock issued for cash	24,500	4,900	-	-	4,900
Contributed Capital	-	-	16,735	-	16,735
Net loss	-	-	-	(7,949)	(7,949)
Balance as of February 28, 2018	25,024,500	$7,400	$16,833	$(26,047)	$(1,814)

The accompanying notes to the financial statements are an integral part of these financial statements.

-F5-

Red Fish Properties, Inc.

Statements of Cash Flows

	For the Year Ended February 28, 2018	For the period from February 28, 2017 (date of inception) to February 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,949)	$(18,098)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	-	2,500
Changes in current assets and liabilities:
Contributed capital	16,735	98
Accrued expenses	(9,400)	15,500
Net cash provided by (used in) operating activities	(614)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Common shares issued for cash	$4,900	$-
Net cash provided by financing activities	$4,900	$-

Net increase in cash and cash equivalents	$4,286	$-
Cash and cash equivalents at beginning of year	-	-
Cash and cash equivalents at end of year	$4,286	$-
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes to the financial statements are an integral part of these financial statements.

-F6-

Red Fish Properties, Inc.

Notes to the financial statements

Note 1 – Organization and Description of Business

Red Fish Properties, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on February 28, 2017 with the name Red Fish Properties, Inc. The Company is in its developmental stage and will be principally involved in the business of locating, acquiring and turning around undervalued assets within the mobile gaming and patented small technologies sector. To identify potential acquisitions, we intend to look for assets that have not been marketed to the general public yet, have the ability to generate interest from the public, and have the potential to be monetized within a short time horizon. As of February 28, 2018 the Company had not yet commenced operations.

 The Company has elected February 28th as its fiscal year end.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at February 28, 2018 and February 28, 2017 were $4,286 and $0, respectively.

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Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at February 28, 2018 or 2017.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of February 28, 2018 or 2017 and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

- Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

- Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

- Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of February 28, 2018 and 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The Company had no stock-based compensation plans as of February 28, 2018.

The Company’s stock based compensation for the periods ended February 28, 2018 and February 28, 2017 were $0 and $2,500, respectively.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

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Note 3 – Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically operating loss, working capital deficiency, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Note 4 – Accrued Expenses

Accrued expenses totaled $6,100 as of February 28, 2018 and $15,500 as of February 28, 2017 and consisted primarily of professional fees.

Note 5 – Income Taxes

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the period presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not. As of February 28, 2018, the Company has incurred a net loss of approximately $7,949 which resulted in an accumulated net operating loss of $28,547 for income tax purposes. NOLs begin expiring in 2037. The loss results in a deferred tax asset of approximately $5,995 at the effective statutory rate of 21%. The deferred tax asset has been off-set by an equal valuation allowance.

Note 6 – Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of February 28, 2018 and 2017.

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Note 7 – Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 20,000,000 shares with a par value of $0.0001. The Company had no shares of preferred stock issued and outstanding as of February 28, 2018 and 2017.

Common Stock

The authorized common stock of the Company consists of 100,000,000 shares with a par value of $0.0001. There were 25,024,500 and 25,000,000 shares of common stock issued and outstanding as of February 28, 2018 and February 28, 2017, respectively.

During the period ended February 28, 2018, 24,500 shares of common stock were sold to ten shareholders for proceeds of $4,900.

On February 28, 2017 the Company issued 25,000,000 shares of restricted common stock at par value ($.0001) to our sole officer and director, Mr. Thomas Mahoney, in exchange for the development of the business plan for the Company.

The Company did not have any potentially dilutive instruments as of February 28, 2018 and 2017 and, thus, anti-dilution issues are not applicable.

Note 8 – Related-Party Transactions

Equity

On February 28, 2017 the Company issued 25,000,000 shares of restricted common stock at par value ($.0001) to our sole officer and director, Mr. Thomas Mahoney, in exchange for the development of the business plan for the Company.

Additional paid-in capital

During the year ended February 28, 2018 our related party, Green Arrow Consulting, LLC, a company controlled by our sole director paid expenses on behalf of the company totaling $16,735. These expenses are considered contributions to the Company and consisted of professional fees.

During the period ended February 28, 2017 Green Arrow Consulting, LLC, paid expenses on behalf of the Company totaling $98. These expenses are considered contributions to the Company and consisted of incorporation fees.

 Note 9 – Subsequent Events

Management has evaluated subsequent events through June 29, 2018. The Company sold 9,300 shares of common stock at $0.20 per share pursuant to the Company’s Offering Statement, deemed qualified by the Commission on September 25, 2017. The gross proceeds from the sale of stock totaled $9,300. There were no other events that occurred requiring adjustment or disclosure.

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Index to Exhibits

Exhibit No.	Description

1A-2A	Certificate of Incorporation dated February 28, 2017 as filed with the Delaware Secretary of State on February 28, 2017*
1A-2B	By-laws *

 *Filed as an exhibit to our Offering Statement (1-A) on July 23, 2017.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Red Fish Properties, Inc.

Date:	June 29, 2018	By:	/s/ Thomas N. Mahoney
Thomas N. Mahoney, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas N. Mahoney	Chief Executive Officer	June 29, 2018
Sylvester L. Crawford	(Principal Executive Officer)

/s/ Thomas N. Mahoney	Chief Financial Officer and Chief Accounting Officer	June 29, 2018
Thomas N. Mahoney	(Principal Financial Officer and Principal Accounting Officer)